Exhibit 99.5
Audited consolidated financial statements of LanzaTech NZ, Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of LanzaTech NZ, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of LanzaTech NZ, Inc. and subsidiaries (the "Company") as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, consolidated statements of cash flows, and consolidated statements of changes in redeemable convertible preferred stock and shareholders' equity (deficit) for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March, 28, 2023

We have served as the Company’s auditor since 2021.

LANZATECH NZ, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	Year Ended December 31,
	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$83,045	$128,318
Trade and other receivables, net of allowance	11,695	2,878
Contract assets	18,000	11,700
Other current assets	11,157	5,779
Total current assets	123,897	148,675
Property, plant and equipment, net	19,689	14,148
Right of use assets	6,969	4,686
Equity Method Investment	10,561	24,752
Equity Security Investment	14,990	—
Other non-current assets	750	750
Total assets	$176,856	$193,011
Liabilities, Contingently Redeemable Preferred Stock, and Shareholders’ Deficit
Current liabilities:
Accounts payable	$7,455	$2,444
Other accrued liabilities	6,621	7,059
AM SAFE liability	28,986	28,271
AM SAFE warrant	1,989	1,729
Contract liabilities	3,101	3,476
Accrued salaries and wages	7,031	4,261
Current lease liabilities	798	2,050
Total current liabilities	55,981	49,290
Non-current lease liabilities	6,615	3,283
Non-current contract liabilities	10,760	13,901
Brookfield SAFE liability	50,000	—
Other long-term liabilities	1,591	823
Total liabilities	124,947	67,297
Commitments and Contingencies (see note 14)

Contingently Redeemable Preferred Stock
Redeemable convertible preferred stock, $0.0001 par value; 29,747,033 shares authorized, 29,521,810 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	480,631	480,631
Shareholders’ Deficit
Common stock, $0.0001 par value; 36,327 shares authorized, 2,382,358 and 2,106,934 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	24,783	21,711
Accumulated other comprehensive income	2,740	3,261
Accumulated deficit	(456,245)	(379,889)
Total shareholders’ deficit	$(428,722)	$(354,917)
Total liabilities, contingently redeemable preferred stock, and shareholders' deficit	$176,856	$193,011
See the accompanying Notes to the Consolidated Financial Statements.

LANZATECH NZ, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
(In thousands, except share and per share data)

	Year Ended December 31,
	2022	2021
Revenue:
Revenue from contracts with customers - services	$27,798	$18,871
Revenue from contracts with customers - tangible products	$4,000	—
Revenue from collaborative arrangements	2,575	3,337
Revenue from related party transactions	2,970	3,253
Total revenue	37,343	25,461

Cost and operating expenses:
Cost of revenue from contracts with customers - services (exclusive of depreciation shown below)	(22,912)	(13,167)
Cost of revenue from contracts with customers - tangible products (exclusive of depreciation shown below)	(3,648)	—
Cost of revenue from collaborative arrangements (exclusive of depreciation shown below)	(1,250)	(1,254)
Cost of revenue from related party transactions (exclusive of depreciation shown below)	(477)	(808)
Research and development expense	(53,191)	(44,229)
Depreciation expense	(4,660)	(3,806)
Selling, general and administrative expense	(26,804)	(13,216)
Total cost and operating expenses	(112,942)	(76,480)
Loss from operations	(75,599)	(51,019)
Other (expense) income
Interest income (expense), net	8	(7)
Gain on extinguishment of debt	—	3,065
Other (expense) income, net	(2,757)	(673)
Total other (expense) income, net	(2,749)	2,385
Loss before income taxes	(78,348)	(48,634)
Income tax expense	—	—
Gain from equity method investees, net	1,992	1,945
Net loss	$(76,356)	$(46,689)

Other comprehensive loss:
Foreign currency translation adjustments	(1,449)	95
Comprehensive loss	$(77,805)	$(46,594)

Unpaid cumulative dividends on preferred stock	(38,672)	(36,758)
Net loss allocated to common shareholders	$(115,028)	$(83,447)

Net loss per common share - basic and diluted	$(54.10)	$(42.59)
Weighted-average number of common shares outstanding - basic and diluted	2,126,346	1,959,165

LANZATECH NZ, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
(all amounts in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock Outstanding		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders' Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	25,729,542	$394,408	1,656,415	$—	$18,818	$(333,200)	$3,166	$(311,216)
Issuance of Series F Preferred Stock, net of issuance cost of $0	3,634,210	83,073	—	—	—	—	—	—
Exercise of warrants	158,058	3,150	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	2,531	—	—	2,531
Repurchase of equity instruments	—	—	—	—	(396)	—	—	(396)
Net loss	—	—	—	—	—	(46,689)	—	(46,689)
Issuance of common stock upon exercise of options	—	—	450,519	—	758	—	—	758
Foreign currency translation	—	—	—	—	—	—	95	95
Balance at December 31, 2021	29,521,810	$480,631	2,106,934	$—	$21,711	$(379,889)	$3,261	$(354,917)
Share-based compensation expense	—	—	—	—	2,527	—	—	2,527
Repurchase of equity instruments	—	—	—	—	(649)	—	—	(649)
Net loss	—	—	—	—	—	(76,356)	—	(76,356)
Issuance of common stock upon exercise of options	—	—	275,424	—	1,194	—	—	1,194
Transfer from foreign currency translation to equity security investment	—	—	—	—	—	—	928	928
Foreign currency translation	—	—	—	—	—	—	(1,449)	(1,449)
Balance at December 31, 2022	29,521,810	$480,631	2,382,358	$—	$24,783	$(456,245)	$2,740	$(428,722)
See the accompanying Notes to the Consolidated Financial Statements.

LANZATECH NZ, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2022	2021
Cash Flows From Operating Activities:
Net loss	$(76,356)	$(46,689)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	2,527	2,531
Loss on change in fair value of SAFE and warrant liabilities	1,949	563
Bad debt expense and recoveries	—	(27)
Depreciation of property, plant and equipment	4,660	3,806
Non-cash lease expense	1,825	1,679
Non-cash recognition of licensing revenue	(2,160)	(2,022)
Gain from equity method investees, net	(1,992)	(1,945)
PPP loan forgiveness	—	(3,065)
Gain from disposal of PPE	(49)	—
Net foreign exchange loss	668	55
Changes in operating assets and liabilities:
Accounts receivable, net	(8,817)	2,670
Contract assets	(6,246)	(5,514)
Other assets	(5,127)	(941)
Accounts payable and accrued salaries and wages	8,243	1,256
Contract liabilities	(488)	5,762
Operating lease liabilities	(2,028)	(1,618)
Other liabilities	(1,312)	908
Net cash used in operating activities	$(84,703)	$(42,591)
Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(10,735)	(5,752)
Proceeds from disposal of property, plant and equipment	49	5
Net cash used in investing activities	$(10,686)	$(5,747)
Cash Flows From Financing Activities:
Proceeds from issue of equity instruments of the Company	1,194	83,831
Proceeds from exercise of a warrant	—	3,150
Proceeds from issue of SAFE and warrant instruments	50,000	30,000
Repurchase of equity instruments of the Company	(649)	(396)
Repayment of borrowings	—	(570)
Net cash provided by financing activities	$50,545	$116,015
Net (decrease) increase in cash, cash equivalents and restricted cash	(44,844)	67,677
Cash, cash equivalents and restricted cash at beginning of period	128,732	60,909
Effects of currency translation on cash, cash equivalents and restricted cash	(178)	146
Cash, cash equivalents and restricted cash at end of period	$83,710	$128,732
Supplemental disclosure of non-cash investing and financing activities:

Acquisition of property, plant and equipment under accounts payable	246	708
Receipt of common shares as payment for option exercises	1,944	938
Right-of-use asset additions	4,108	—
PPP loan forgiveness	—	3,065
See the accompanying Notes to the Consolidated Financial Statements.

LANZATECH NZ, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Restated)
Note 1 — Description of the Business
Effective October 28, 2021, LanzaTech New Zealand Limited filed a Certificate of Incorporation to form a new entity in Delaware, LanzaTech NZ, Inc. and migrated the country of domicile of its global headquarters from New Zealand to Delaware. The reporting entity is LanzaTech NZ, Inc. and its subsidiaries (collectively, “the Company” or "LanzaTech"). LanzaTech NZ, Inc. is a profit-oriented entity previously incorporated in New Zealand. The amendment of the Article of Incorporation was approved by the Board of Directors of LanzaTech and was effected by the filing of a Certificate of Incorporation with the Delaware Secretary of State.
By using the Company’s proprietary fermentation technology, the Company’s customers can convert certain carbon-rich waste gases into fuels and chemicals.The Company licenses its technology to customers and sells biocatalysts used in the fermentation process. It also performs related services such as feasibility studies, engineering services, and research and development ("R&D") in biotechnology for commercial and government customers. The Company also purchases the low carbon ethanol produced at customer facilities employing the Company’s technology and sells it under the brand name CarbonSmart. As of December 31, 2022, the Company’s partners operate three commercial scale waste-to-gas ethanol plants in China, with others currently in development in various countries compared to two commercial scale waste-to-gas ethanol plants in Chain as of December 31, 2021.
Proposed Merger
On March 8, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AMCI Acquisition Corp. II, a Delaware corporation (“AMCI”) and AMCI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of AMCI (“Merger Sub”). Under the Merger Agreement, Merger Sub will merge with and into LanzaTech, with LanzaTech surviving the Merger as a wholly-owned subsidiary of AMCI (“the Business Combination”). In connection with the Business Combination, AMCI will be renamed LanzaTech Global, Inc. (“New LanzaTech”). AMCI has agreed to acquire all of the outstanding equity interests of LanzaTech at a valuation of approximately $1.8 billion. Completion of the transaction is subject to certain customary regulatory consents and approval by stockholders of AMCI and the Company.
The Merger Agreement was amended on December 7, 2022, to provide for, among other things, (i) the inclusion of the aggregate net proceeds from each of the ArcelorMittal ("AM") Simple Agreement for Future Equity ("SAFE") Note and Brookfield SAFE in the Acquiror Closing Cash Amount, (ii) the reduction of the Minimum Closing Cash Condition from $250,000 to $230,000, (iii) the clarification that, to the extent that the Brookfield SAFE remains unexercised at Closing, it will be assumed by AMCI, remain in effect on the same terms and conditions as are in effect prior to the Closing and thereafter entitle the holder thereof to be issued shares of common stock in AMCI after the Closing, (iv) the clarification that, in the event that it becomes reasonably apparent to the parties that the Acquiror Closing Cash Amount will be less than the Minimum Closing Cash Condition, AMCI will use commercially reasonable efforts to enter into non-redemption agreements, or similar agreements, as may be necessary to satisfy the Minimum Closing Cash Condition, (v) the extension of the outside date applicable to the Closing from December 7, 2022 to February 28, 2023 and (vi) the elimination of LanzaTech's right to terminate the agreement in the event that we fail to, on or prior to July 7, 2022, enter into one or more additional subscription agreements or non-redemption agreements as a result of which the sum of the PIPE Investment Amount (including net proceeds under the AM SAFE Note to LanzaTech) and the aggregate number of shares of Class A common stock subject to non-redemption agreements multiplied by $10.00, minus certain transaction expenses and other liabilities at Closing, would be equal to at least the Minimum Closing Cash Condition.
In connection with the Merger Agreement, AMCI entered into subscription agreements with certain investors pursuant to which AMCI agreed to issue and sell a private placement to close immediately prior to the Business Combination.The transaction closed on February 8, 2023. Please refer to Note 16, Subsequent Events.

Note 2 — Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP"). The consolidated financial statements include the accounts of LanzaTech NZ, Inc. and its wholly-owned consolidated subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
As part of its evaluation, the Company makes judgments in determining whether an entity is a variable interest entity (“VIE”) and, if so, whether it is the primary beneficiary of the VIE and is thus required to consolidate the entity. A VIE is a legal entity that has a total equity investment that is insufficient to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. Our variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the fair value of the entity’s net assets. A VIE is consolidated by its primary beneficiary, the party that has both the power to direct the activities that most significantly impact the VIE’s economic performance, and the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. We consolidate a VIE when we are deemed to be the primary beneficiary. We assess whether or not we are the primary beneficiary of a VIE on an ongoing basis. If we are not deemed to be the primary beneficiary in a VIE, we account for the investment or other variable interests in a VIE in accordance with applicable US GAAP.
The Company holds interests in certain VIEs for which it has been determined the Company is not the primary beneficiary. The Company's variable interests primarily relate to entities in which the Company has a non-controlling equity interest. Although these financial arrangements resulted in holding variable interests in these entities, they do not empower the Company to direct the activities of the VIEs that most significantly impact the VIEs' economic performance. The Company's interests in the VIEs are, therefore, accounted for under the equity method of accounting or at fair value (including, when applicable, the practicability exception to fair value under ASC 321-10-35). Refer to Note 5 - Investments, for further information. The Company is exposed to the VIEs’ losses and other impairment indicators up to the carrying value of each investment and any amounts receivable from the VIE, less amounts payable. Refer to Note 12, Related Party Transactions, for further details on the transactions with VIEs.
Going Concern
The accompanying consolidated financial statements of the Company have been prepared in accordance with US GAAP and assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company had cash and cash equivalents of $83,045 and an accumulated deficit of $(456,245) as of December 31, 2022 and cash outflows from operations of $(84,703) and a net loss of $(76,356) for the year ended December 31, 2022.
The Company has historically funded its operations through debt financing and issuance of equity securities. Based on the Company’s financial position as of the date these consolidated financial statements were available to be issued, the Company projects that it will be able to cover its liquidity needs for the next twelve months with cash on hand. Further, as a result of the Business Combination described in Note 1 closing on February 8, 2023, the Company received $153,042, which represents the proceeds from the Business Combination received net of transaction expenses paid at Closing and the amount paid to ACM ARRT H LLC in relation to the Forward Purchase Agreement. Accordingly, the Company’s consolidated financial statements have been prepared on the basis that it will continue as a going concern.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include fair value of equity awards granted to both employees and non-employees, revenue recognized over time, AM SAFE, Brookfield SAFE and the AM SAFE warrants.
The Company uses the percentage of completion for both input and output methods to recognize revenue over time for certain contract with a customer. Under the output method, the Company exercises judgment and estimation when determining the percentage of completion against the total transaction price initially estimated. Under the input method, the Company exercises judgment and estimation when selecting the most indicative measure of such performance.
Additionally, most of our arrangements provide fixed consideration, however, when there are variable consideration elements, the Company estimates the transaction price and whether revenue should be constrained. Significant estimates and judgments are also used when a material right is provided to the customer. In these instances, the Company estimates the stand-alone selling price and apportions the total transaction price to this material right.Refer to Revenue Recognition section in Note 2 hereunder.
Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.
Segment Information
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and assess performance.
While the Company offers a variety of services and operates in multiple countries, the Company’s business operates in one operating segment because most of the Company’s service offerings are delivered and supported on a global basis, most of the Company’s service offerings are deployed in a similar way, and the Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. There are no segment managers who are held accountable by the CODM, or anyone else, for operations, operating results, and planning for components below the consolidated level. Accordingly, the Company has determined that it has a single reportable and operating segment. See Note 4, Revenues, for disaggregation of the Company’s revenues by customer location and contract type.
Foreign Currencies
The Company’s reporting currency is the U.S. Dollar. The Company has certain foreign subsidiaries where the functional currency is the local currency. All of the assets and liabilities of these subsidiaries are converted to U.S. dollars at the exchange rate in effect at the balance sheet date, income and expense accounts are translated at average rates for the period, and shareholder’s equity accounts are translated at historical rates. The effects of translating financial statements of foreign operations into our reporting currency are recognized as an adjustment in accumulated other comprehensive income (loss).
The Company also has foreign subsidiaries that have a functional currency of the U.S. dollar. Purchases and sales of assets and income and expense items denominated in foreign currencies are remeasured into U.S. dollar amounts on the respective dates of such transactions. Net realized and unrealized foreign currency gains or losses relating to the differences between these recorded amounts and the U.S. dollar equivalent actually received or paid are included within other expense, net in the consolidated statements of operations and comprehensive loss.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2022 and December 31, 2021, the Company had $83,045 and $128,318 of cash and cash equivalents, respectively.

Restricted Cash and Other Cash Flows from Operating Activities
The Company is required to maintain a cash deposit with a bank which consists of collateral on certain travel and expense programs maintained by the bank. The following represents a reconciliation of cash and cash equivalents in the consolidated balance sheets to total cash, cash equivalents and restricted cash in the consolidated statements of cash flows as of December 31, 2022 and December 31, 2021 (in thousands).

	As of
	December 31, 2022	December 31, 2021
Cash and cash equivalents	$83,045	$128,318
Restricted cash (presented within Other current assets)	665	414
Cash, cash equivalents and restricted cash	$83,710	$128,732
Trade and Other Receivables
Receivables are reported net of allowances for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company estimates the allowance for doubtful accounts based on a variety of factors including the length of time receivables are past due, the financial health of customers, unusual macroeconomic conditions, and historical experience. As of December 31, 2022 and December 31, 2021, the Company recognized an allowance for doubtful accounts of $1,051 and $1,235, respectively.
Other Current Assets
Other current assets consist of prepaid expenses, materials and supplies, and other assets. Material and supplies consist of spare parts and consumables used for research and research equipment and is stated at the weighted average cost.
Property, Plant and Equipment, net
Property and equipment are stated at cost and include improvements that significantly increase capacities or extend the useful lives of existing plant and equipment. Depreciation is calculated using the straight-line method over the estimated useful life of the assets. Useful lives range from three to five years for instruments and equipment, three to five years for office equipment and furniture and software, five years for vehicles and, for leasehold improvements, the shorter of the life of the improvement or the remaining term of the lease.
The Company reviews the remaining useful life of its assets on a regular basis to determine whether changes have taken place that would suggest that a change to depreciation policies is warranted.
Upon retirement or disposal of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses, if any, are recorded in the consolidated statements of operations and comprehensive loss. Net gains or losses related to asset dispositions are recognized in earnings in the period in which dispositions occur. Routine maintenance, repairs and replacements are expensed as incurred.
Leases
The Company determines if an arrangement is a lease at inception. Lease agreements under which the Company is a lessee are evaluated to classify the lease as a finance or operating lease. Operating lease assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. As most leases do not provide an implicit interest rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments.

Leases with an initial term of 12 months or less are not recorded on the Company’s consolidated balance sheets. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company accounts for lease components and non-lease components as a single lease component.
Impairment of Long-Lived Assets
The Company performs a recoverability assessment of each of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indicators may include, but are not limited to, adverse changes in the regulatory environment in a jurisdiction where the Company operates, a decision to discontinue the development of a long-lived asset, early termination of a significant customer contract, or the introduction of newer technology.
When performing a recoverability assessment, the Company measures whether the estimated future undiscounted net cash flows expected to be generated by the asset exceeds its carrying value. In the event that an asset does not meet the recoverability test, the carrying value of the asset will be adjusted to fair value resulting in an impairment charge.
Management develops the assumptions used in the recoverability assessment based on active contracts as well as information received from third-party industry sources. The Company did not record an impairment during the years ended December 31, 2022 and 2021.
Equity Method Investments
Investments in entities over which the Company has significant influence, but not control, are accounted for using the equity method of accounting. Gain or loss from equity method investees, net, represents the Company’s proportionate share of net income or loss of its equity method investees and any gains or losses resulting from transactions in the investee’s equity.
Equity method investments are assessed for impairment whenever changes in the facts and circumstances indicate a loss in value may have occurred. When a loss is deemed to have occurred and is other than temporary, the carrying value of the equity method investment is written down to fair value. In evaluating whether a loss is other than temporary, the Company considers the length of time for which the conditions have existed and its intent and ability to hold the investment.
Equity Security Investments
Investments in entities over which the Company has neither significant influence, nor control, are accounted for as an equity security. For investments where the fair value is not readily determinable, the Company will account for its investment using the alternative measurement principals as permitted under Accounting Standards Codification ("ASC") 321, Investments — Equity Securities.
Subsequently, under the alternative measurement method, the Company will adjust the carrying value for observable changes in price and will reassess whether its investment continues to qualify for such method. Additionally, the Company will perform a qualitative assessment and recognize an impairment if there are sufficient indicators that the fair value of the investment is less than its carrying value. The changes in value and impairment charges (if any), are recorded in other expense, net in the consolidated statement of operations
ArcelorMittal Simple Agreement for Future Equity (“AM SAFE”)
In December 2021, the Company issued a SAFE that allowed an investor to participate in future equity financings through a share-settled redemption of the amount invested (such notional being the “invested amount”). The Company determined that the AM SAFE was not legal form debt (i.e., no creditors’ rights). The AM SAFE includes a provision allowing for cash redemption upon the occurrence of a change of control, the occurrence of which is outside the control of the Company. Therefore, the AM SAFE is classified as mark-to-market liability pursuant to ASC 480, Distinguishing Liability from Equity (“ASC 480”).

Brookfield SAFE
On October 2, 2022, the Company entered into a SAFE with Brookfield (the "Brookfield SAFE"). Under the Brookfield SAFE, the Company agreed to issue to Brookfield the right to certain shares of its capital stock, in exchange for the payment of $50,000 (the “Initial Purchase Amount”). The Brookfield SAFE is legal form debt. Management has elected to apply the Fair Value Option ("FVO") under ASC 825, Financial Instruments. As the Brookfield SAFE is accounted for under the FVO, the Brookfield SAFE is classified as mark-to-market liability.
Warrants
The Company has issued warrants to purchase its preferred shares that remain outstanding as of December 31, 2022 and 2021 representing 225,223 preferred shares, for each period respectively, which warrants expire at various dates through December 31, 2027. The exercise prices of the warrants range from $14.69 to $19.93 as of each of December 31, 2022 and 2021. The Company accounts for these warrants as liabilities based upon the characteristics and provisions of each instrument. The liabilities are included in other accrued liabilities on the Company's consolidated balance sheets at their fair value on the date of issuance and are revalued in each subsequent reporting period until such instruments are exercised or expire. The change in fair value between reporting periods is included in other expense, net in the consolidated statements of operations and comprehensive loss.
Further, the warrant related to the AM SAFE (“AM SAFE warrant”) of $1,989 is accounted for as a liability. The AM SAFE warrant is exercisable upon the earliest to occur of a business combination with a special purpose acquisition corporation, an initial public offering, a change in control and a future round of financing involving preferred shares (collectively, the “Corporate Transactions”). The number of shares available under the AM SAFE warrant equals $3,000 divided by the exercise price. The exercise price is the price per share of the PIPE shares in the case of a business combination with a special purpose acquisition corporation or 90% of the price per share in connection with the other Corporate Transactions. The AM SAFE warrant expires at the earliest of (a) the fifth anniversary of the first Corporate Transaction, (b) the consummation of a dissolution event, (c) a change of control, and (d) the date that is the ten-year anniversary of issuance of the AM SAFE warrant. This liability is recorded in current liabilities on the Company's consolidated balance sheets at fair value on the date of issuance and will be revalued each subsequent reporting period until such instrument is exercised or expires. The change in fair value between reporting periods is included in other expense, net in the consolidated statements of operations and comprehensive loss.
Long-Term Debt and Debt Issuance Costs
The Company’s debt consists of credit facilities with financial institutions. Costs directly related to the issuance of debt are reported on the consolidated balance sheets as a reduction from the carrying amount of the recognized debt liability and amortized over the term of the debt using the effective interest method. The only legal form debt outstanding as of December 31, 2022 is the Brookfield SAFE, which is accounted for under the FVO as described above. There is no debt outstanding as of December 31, 2021.
On September 28, 2021, the Company received notice of forgiveness for the Paycheck Protection Program (the “PPP Loan”) granted in 2020 under the Coronavirus Aid, Relief and Economic Security Act, for the total obligation of $3,065. The Company recorded the gain on extinguishment in the 2021 consolidated statement of operations and comprehensive loss.
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company primarily earns revenue from services related to carbon capture and transformation technology, which includes: feasibility studies and basic engineering design of commercial plants, licensing of technologies and sales of biocatalysts. The other two revenue streams are joint development and contract research activities to develop novel biocatalysts and related technologies and sale of ethanol produced using the Company’s proprietary technologies (referred to as CarbonSmart Ethanol).

Revenue is measured based on the consideration specified in a contract with a customer. The Company records taxes collected from customers and remitted to governmental authorities on a net basis. The Company’s payment terms are between 30-60 days and can vary by customer type and products offered. Management has evaluated the terms of the Company’s arrangements and determined that they do not contain significant financing components.
Carbon Capture and Transformation
The Company provides feasibility studies and basic design and engineering services used for detailed design, procurement, and construction of commercial plants that utilize the Company’s technologies, along with the sale of microbes and media. The services provided are recognized as a performance obligation satisfied over time. Revenue is recognized using the output method based on milestone completion, the cost-to-cost input method for certain engineering services, or the percentage of completion method as performance obligations are satisfied. Revenue for the sale of microbes and media is at a point in time, depending on when control transfers to the customer.
The Company licenses intellectual property to generate recurring revenue when its customers deploy our technology in their carbon capture and transformation plants. When licenses are considered to be distinct performance obligations, the recognition of revenue is dependent on the terms of the contract, which may include fixed consideration or royalties based on sales or usage, in which case, the revenue is recognized when the subsequent sale or usage occurs or when the performance obligation to which some or all of the sales or usage-based royalty is allocated has been satisfied, whichever is later.
Research and Development Services
The Company performs R&D services related to novel technologies and development of biocatalysts for commercial applications, mainly to produce fuels and chemicals. The Company engages in two main types of R&D services – joint development agreements, and other contract research, including projects with the U.S. Department of Energy and other US and foreign government agencies. Such services are recognized as a performance obligation satisfied over time. Revenue is recognized based on milestone completion, when payments are contingent upon the achievement of such milestones, or based on percentage-completion method when enforceable rights to payment exist. When no milestones or phases are clearly defined, management has determined that the cost incurred, input method, is an appropriate measure of progress towards complete satisfaction of the performance obligations under ASC 606, and estimates its variable consideration under the expected value method.
Revenue is not recognized in advance of customer acceptance of a milestone when such acceptance is contractually required. Payments for R&D services with no contractual payments are not due from customers until a technical report is submitted; therefore, a contract asset is recognized at milestone completion but prior to the submission of a technical report. The contract asset represents the Company’s right to consideration for the services performed at milestone completion. Occasionally, customers provide payments in advance of the Company providing services which creates a contract liability for the Company. The contract liability represents the Company's obligation to provide services to a customer.
Collaboration Arrangements
The Company has certain partnership agreements that are within the scope of ASC 808, Collaborative Arrangements, which provides guidance on the presentation and disclosure of collaborative arrangements. Generally, the classification of the transaction under the collaborative arrangements is determined based on the nature of the contractual terms of the arrangement, along with the nature of the operations of the participants. The Company’s collaborative agreements generally include a provision of R&D services related to novel technologies and biocatalysts. Amounts received for these services are classified as Revenue from collaborative arrangements in the consolidated statements of operations and comprehensive loss. The Company's R&D services are a major part of the Company's ongoing operations and therefore ASC 606 is applied to recognize revenue.
CarbonSmart
The Company acquires ethanol from customers who have deployed our proprietary technologies in their carbon capture and transformation facilities and sells it as CarbonSmart ethanol to end customers. Revenue is recognized at a point in time when control transfers to our end customer, which varies depending on the shipping terms. The Company acts as the principal in such transactions and accordingly, recognizes revenue and cost of revenues on a gross basis. Amounts received for sales of CarbonSmart ethanol are classified as Revenue from contract with customers - tangible products in the consolidated statements of operations and comprehensive loss.
Cost of Revenues
The Company’s R&D, engineering, and other direct costs of services and goods related to revenue agreements with customers, related parties, and collaborative partners represent cost of revenue. Costs include both internal and third-party fixed and variable costs and include materials, supplies, labor, and fringe benefits.
Research and Development
We incur costs associated with various R&D activities and expense these costs as incurred.
Stock-Based Compensation
In exchange for certain employee and director services, compensation is given in the form of equity awards. The Company accounts for equity-based compensation in accordance with ASC 718, Compensation – Stock Compensation. Accordingly, equity-classified awards are recorded based on the grant date fair value and expensed over the requisite service period for the respective award.
The Company’s equity-based awards include stock option awards and restricted stock issued by the Company, which vest based on either time or the achievement of certain performance conditions. The Company records forfeitures as they occur. Compensation expense resulting from time-vesting-based awards is recognized in the Company’s consolidated statements of operations and comprehensive loss, primarily within research and development expenses, at the grant date fair value over the requisite service period. Compensation expense resulting from performance awards recognized over the requisite service period when it is probable that the performance condition will be met. The calculated compensation expense for performance awards is adjusted based on an estimate of awards ultimately expected to vest. The Company estimates grant date fair value using a Black-Scholes option pricing model that uses assumptions including expected volatility, expected term, and the expected risk-free rate of return. The Company has determined that the Black-Scholes option pricing model, as well as the underlying assumptions used in its application, is appropriate in estimating the fair value of its award grants.
Benefit Plans
The Company sponsors a 401(k) defined contribution retirement plan for the benefit of its employees, substantially all of whom are eligible to participate after meeting minimum qualifying requirements. Contributions to the plan are at the discretion of the Company. For the years ended December 31, 2022 and 2021, the Company contributed $987 and $720, respectively, to the plan, which contributions are included within research and development expense in the consolidated statements of operations and comprehensive loss.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
Deferred income tax assets are evaluated to determine if valuation allowances are required or should be adjusted. Valuation allowances are established based on a more likely than not standard. The ability to realize deferred tax assets depends on the Company’s ability to generate sufficient taxable income within the carry back or carryforward periods provided for in the tax law for each tax jurisdiction. The Company considers the various possible sources of taxable income when assessing the realization of its deferred tax assets. The valuation allowances recorded against deferred tax assets generated by taxable losses in certain jurisdictions will affect the provision for income taxes until the valuation allowances are released. The Company’s provision for income taxes will include no tax benefit for losses incurred and no tax expense with respect to income generated in these jurisdictions until the respective valuation allowance is eliminated.
The Company records uncertain tax positions on the basis of a two-step process whereby it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position, and for those tax positions that meet the more likely than not criteria, the largest amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the related tax authority is recognized. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense.
Related Party Transactions
The Company follows ASC 850-10, Related Party Transactions, for the identification of related parties and disclosure of related party transactions.
Pursuant to ASC 850-10-20, related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests. Refer to Note 5 - Investments, and Note 12, Related Party Transactions, for further information.
Net Loss Per Share
Basic net loss per share is computed by dividing net loss attributable to participating stock by the weighted average number of shares of participating stock outstanding during the period.
Diluted net loss per share reflects potential dilution and is computed by dividing net loss attributable to participating stock by the weighted average number of shares of participating stock outstanding during the period. The dilutive effect of outstanding awards, if any, is reflected in diluted earnings per share by application of the treasury stock method or if-converted method, as applicable. Refer to Note 3, Net Loss Per Share, for additional information.
Shareholders’ Equity
The securities of the Company are represented by common shares, par value $0.0001 per share. Each common share is entitled to one vote. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all common shares shall participate pro rata in such payment whenever funds are legally available and when declared by the Board of Directors of the Company, subject to the prior rights of holders of all classes of stock outstanding.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access;
Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and
Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, Fair Value Measurement, approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for the warrant liability.
Concentration of Credit Risk and Other Risks and Uncertainties
Revenue generated from the Company’s customers outside of the United States for the years ended December 31, 2022 and 2021 was approximately 61% and 38%, respectively.
As of December 31, 2022 and December 31, 2021, approximately 35% and 35%, respectively, of trade accounts receivable and unbilled accounts receivable were due from customers located outside the United States. As of December 31, 2022 and December 31, 2021, the value of property, plant, and equipment outside the United States was immaterial.
The Company’s revenue by geographic region based on the customer’s location is presented in Note 4, Revenues.
Customers
Customers representing 10% or greater of revenue were as follows for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Customer A	22%	27%
Customer B	10%	15%
Customer C	7%	12%
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued Accounting Standard Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its simplification initiative to reduce the cost and complexity in accounting for income taxes. ASU 2019-12 removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of US GAAP. The Company adopted ASU 2019-12 as of January 1, 2021 with no material impact on its consolidated financial statements.

Note 3 — Net Loss Per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock of the Company, including outstanding stock options, warrants, and contingently redeemable preferred stock, to the extent dilutive.
The following table presents the calculation of basic and diluted net loss per share for the Company’s common stock (in thousands, except shares and per share amounts):

	Year Ended December 31,
	2022	2021
Numerator:
Net loss for basic and diluted earnings per common share	$(76,356)	$(46,689)
Unpaid cumulative dividends on preferred stock	(38,672)	(36,758)
Net loss allocated to common shareholders	$(115,028)	$(83,447)
Denominator:
Weighted-average shares used in calculating net loss per share, basic and diluted	2,126,346	1,959,165
Net loss per common share, basic and diluted(1)	$(54.10)	$(42.59)
__________________
(1)In periods in which the Company reports a net loss, all stock-based compensation awards are excluded from the calculation of diluted weighted average shares outstanding because of their anti-dilutive effect on earnings (loss) per share.
As of December 31, 2022 and 2021, potential shares of common stock not included in the computation of loss per share because their effect would be antidilutive include the following:

	Year Ended December 31,
	2022	2021
Redeemable convertible preferred stock (if converted)	29,521,810	29,521,810
Options	3,354,591	3,848,420
RSAs	579,660	579,660
Warrants	225,223	225,223
Total	33,681,284	34,175,113
Under the organizational documents of the Company, the preferred shares and undeclared dividends are convertible by the holder at any time at their option. In addition, the preferred shares will automatically convert into common shares upon either (i) the determination of the holders of certain requisite preferred shares of the Company (which determination will be submitted for approval by such stockholders in connection with the Business Combination described in Note 1, Description of the Business), or (ii) a firmly underwritten initial public offering of the Company’s shares that satisfies certain requirements (but not, for the avoidance of doubt, upon a business combination with a special purpose acquisition company, such as the Business Combination, unless such conversion is otherwise effected pursuant to clause (i) above). Such conversion would be at a 1:1 ratio, adjusted for certain corporate events. Upon conversion of the preferred shares, the cumulative accrued, declared and unpaid dividends will become payable. The total amount of cumulative accrued, undeclared and unpaid dividend is approximately $237 million. The additional 29,521,810 of potential shares of common stock resulting from any such conversion are not included in the computation of diluted net loss per share in the years ended December 31, 2022 and 2021, respectively, because doing so would be anti-dilutive.
In connection with the AM SAFE and Brookfield SAFE, see Note 7 - Fair Value, the Company could issue additional potential shares of common stock upon closing of the Business Combination. Further, under the AM SAFE warrant, additional potential shares of common stock could be issued upon closing of the Business Combination and exercise of the warrant. These potential shares of common stock have not been issued as of

December 31, 2022. The per share issuance price for the AM SAFE and AM SAFE warrant upon closing of the Business Combination is 100% of the liquidity price. If another qualified liquidity event occurs instead, the issuance price is 90% of the liquidity price. The per share issuance price for the Brookfield SAFE upon closing of the Business Combination or any other qualified liquidity event is the liquidity price as defined in the Brookfield SAFE agreement.
Note 4 — Revenues
Disaggregated Revenue
The following table presents disaggregated revenue in the following categories (in thousands):

	Year Ended December 31,
	2022	2021
Contract Types:
Licensing	2,160	2,025
Engineering and other services	19,061	9,539
Carbon capture and utilization revenue	21,221	11,564

Joint development agreements	6	11,700
Other contract research	6	2,197
Research and development revenue	12	13,897

CarbonSmart (tangible product)	4,000	—

Total Revenue	$37,343	$25,461
Revenue from partners in collaborative arrangements of $2,575 and $3,337 for the years ended December 31, 2022 and 2021, is included in the table above within joint development agreements. Revenue from related parties is included in licensing for $2,160 and $2,025 with the remaining revenue of $810 and $1,228 in Engineering and other services, for the years ended December 31, 2022 and 2021, respectively.
The following table presents disaggregation of the Company’s revenues by customer location for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
North America	$17,149	$15,825
Europe, Middle East, Africa (EMEA)	11,500	7,522
Asia	5,752	1,477
Australia	2,942	637
Total Revenue	$37,343	$25,461

Contract balances
The following table provides changes in contract assets and liabilities (in thousands):

	Current Contract Assets	Current Contract Liabilities	Non-current Contract Liabilities
Balance as of January 1, 2021	$6,186	$5,480	$11,291
Additions to unbilled accounts receivable	8,516	—	—
Increases due to cash received	—	20	5,690
Unbilled accounts receivable recognized in trade receivables	(3,002)	—	—
Reclassification from long-term to short-term	—	3,080	(3,080)
Reclassification to revenue as a result of performance obligations satisfied	—	(5,104)	—
Balance as of December 31, 2021	11,700	3,476	13,901
Additions to unbilled accounts receivable	30,308	—	—
Increases due to cash received	—	996	37
Unbilled accounts receivable recognized in trade receivables	(24,062)	—	—
Change on revaluation of currency	54	—	(341)
Reclassification from non-current to current contract liabilities	—	2,837	(2,837)
Reclassification to revenue as a result of performance obligations satisfied	—	(4,208)	—
Balance as of December 31, 2022	$18,000	$3,101	$10,760
The increase in contract assets was mostly due to unbilled accounts receivable resulting from revenue recorded under contracts with customers where the Company performed engineering and other services, while the decrease in contract liabilities was primarily due to the recognition of revenue during the period related to advance payments previously received by the Company for engineering and other services contracts with customers. As of December 31, 2022 and December 31, 2021 the Company had $11,695 and $2,878, respectively, of billed accounts receivable, net of allowance.
The contract liability balance comprises unconditional payments received from the Company’s customers prior to the satisfaction of the related performance obligations. Such amounts are anticipated to be recorded as revenues when services are performed in subsequent periods. The Company expects to recognize the amounts classified as current contract liabilities in revenue within one year or less and those classified as non-current within two to three years.
Remaining performance obligations
Transaction price allocated to the remaining performance obligation represents contracted revenue that has not yet been recognized, which includes unearned revenue that will be recognized as revenue in future periods. Transaction price allocated to remaining performance obligations is influenced by several factors, including the length of the contract term compared to the research term and the existence of customer specific acceptance rights.
Remaining performance obligations consisted of the following (in thousands):

	As of
	December 31, 2022	December 31, 2021
Current	$3,101	$3,476
Non-current	10,760	13,901
Total	$13,861	$17,377

Note 5 — Investments
The Company’s investments consisted of the following (in thousands):

	As of
	December 31, 2022	December 31, 2021
Equity Method Investment in LanzaJet	$10,561	$12,433
Equity Method Investment in SGLT	—	12,319
Equity Security Investment in SGLT	14,990	—
Total Investment	$25,551	$24,752
LanzaJet
On May 13, 2020, the Company contributed $15,000 in intellectual property in exchange for a 37.5% interest (“Original Interest”) of LanzaJet, Inc. (“LanzaJet”) in connection with an investment agreement (“Investment Agreement”). The Company accounts for the transaction as a revenue transaction with a customer under ASC 606. The licensing and technical support services provided are recognized as a single combined performance obligation satisfied over the expected period of those services, beginning May 2020 through December 2025. During the years ended December 31, 2022 and 2021, the Company has recognized revenue from this arrangement of $2,160 and $2,025 respectively, net of intra-entity profit elimination, and has recorded deferred revenue of $8,062 and $10,746, as of December 31, 2022 and December 31, 2021, respectively. Intra-entity profits related to revenue contracts with LanzaJet are $527 and $662 as of December 31, 2022, and December 31, 2021, respectively. Intra-entity profit is amortized over the 15-year amortization period through 2034.
Between February 1, 2021 and April 4, 2021, LanzaJet closed two additional rounds of investment which reduced the Company's Original Interest to approximately 25%. As a result, the Company recognized a gain on dilution of $503. The Company retained its contingent right to receive additional interest in LanzaJet of up to 45 million shares for no additional consideration.
The carrying value of our equity method investment in LanzaJet as of December 31, 2022 and December 31, 2021 was approximately $3,700 and $3,100 less than our proportionate share of our equity method investees’ book values, respectively. The basis differences are largely the result of a difference in the timing of recognition of variable consideration to which we may become entitled in exchange for our contribution of intellectual property to LanzaJet. The variable consideration we may receive will be in the form of additional ownership interests and the majority of the basis difference will reverse in connection with recognition of that variable consideration.
In connection with a sublicense agreement to LanzaJet under our license agreement with Battelle Memorial Institute (“Battelle”), LanzaTech remains responsible for any failure by LanzaJet to pay royalties due to Battelle. The fair value of LanzaTech’s obligation under this guarantee was immaterial as of December 31, 2022 and December 31, 2021.
SGLT
On September 28, 2011, the Company contributed RMB 25,800 (approx. $4,000) in intellectual property in exchange for 30% of the registered capital of Beijing Shougang LanzaTech Technology Co., LTD (“SGLT”).
As of December 31, 2021, the Company’s interest in SGLT’s registered capital is approximately 10.01%. As the result of the admittance of new investors, the Company recognized a gain from dilution of $3,048 during the year ended December 31, 2021. On April 29, 2022, SGLT closed a round of financing which reduced the Company's ownership to 9.31% and resulted in the recognition of gain from dilution of $3,368. As of September 30, 2022, the Company no longer had significant influence over the operating and financial policies of SGLT due to the significant and sustained decrease in SGLT's technological dependence on LanzaTech. As such, the Company ceased applying the equity method and reclassified cumulative currency translation adjustments associated with its investment in SGLT of $928 to include those adjustments in the carrying value of its investment, which is included as a non-cash adjustment in the consolidated statement of cash flows. From October 1, 2022 and forward, the Company accounts for its investment in equity security of SGLT using the alternative measurement principals as permitted under ASC 321, Investments - Equity Securities, because SGLT's fair value is not readily determinable. As the change was effective on September 30, 2022, the Company recorded SGLT's attributable net loss of $76, for the first nine months of the year, on the consolidated statements of operations and comprehensive loss.
The following table presents summarized aggregated financial information of the equity method investments:

	Year Ended December 31,
	2022	2021
Selected Statement of Operations Information(1):
Revenues	$40,985	$40,244
Gross profit	7,319	(5,703)
Net loss	(6,221)	(9,695)
Net loss attributable to the Company	(1,422)	(1,606)

	Year Ended December 31,
	2022	2021
Selected Balance Sheet Information(2):
Current assets	$72,711	$56,204
Non-current assets	114,736	270,454
Current liabilities	15,534	64,499
Non-current liabilities	114,934	58,802
__________________
(1)As of September 30, 2022 the Company no longer accounts for the investment in SGLT under the equity method. As such, the income statement balances reflect SGLT activity for the nine months ended September 30, 2022 and LanzaJet activity for the year ended December 31, 2022.
(2)The balance sheet information reflects only LanzaJet as of December 31, 2022.
As of December 31, 2022 and 2021, there were no impairments of equity method investees. During 2022 and 2021, the Company received no dividends from equity method investments. See Note 12 - Related Party Transactions, for information on sales, accounts receivable, contract assets and purchases and open accounts payable with equity method investees.

Note 6 — SAFE
AM SAFE
In December 2021, the Company issued the AM SAFE that allows an investor to participate in future equity financings through a share-settled redemption of the invested amount. Upon the occurrence of a change of control, the investor has the right to receive the greater of (i) a cash payment equal to the invested amount under the AM SAFE, or (ii) the consideration payable in such change of control in respect of the number of common shares equal to the invested amount divided by the liquidity price set forth in the AM SAFE. Upon an initial public offering or a business combination with a special purpose acquisition company, the investor has the right to receive a number of common shares equal to the invested amount divided by the liquidity price set forth in the AM SAFE, except that if a business combination with a special purpose acquisition company involves a private placement of newly issued shares, the invested amount will be treated as participating in such private placement and exchanged for a number of common shares equal to the invested amount divided by the price per share applicable in such private placement (subject to a discount upon certain circumstances).
The AM SAFE also contains change of control and initial public offering settlement alternatives described above, that settle differently upon a next round financing such that it allows the investor to participate in future equity financings through a share-settled redemption at a discounted price to the price paid by other investors. That is, upon a future equity financing involving preferred shares, the AM SAFE would be settled into a number of preferred shares equal to the invested amount of the AM SAFE divided by a percentage of the discounted price investors paid to purchase preferred shares in the financing, with such discounted price calculated as a percentage of the price investors paid to purchase preferred shares in the financing.
The AM SAFE had not yet converted as a qualifying financing had not yet occurred as of December 31, 2022. As of December 31, 2022 and December 31, 2021, the AM SAFE had a fair value of $28,986 and $28,271, respectively. The AM SAFE was recorded within current liabilities on the consolidated balance sheet.
Brookfield SAFE
On October 2, 2022, LanzaTech entered into the Brookfield SAFE and received a cash payment of $50,000 as the Initial Purchase Amount. In exchange, the Company granted to Brookfield the right to certain shares of the Company's capital stock upon a Liquidity Event. If no Liquidity Event occurs prior to the fifth anniversary of the Brookfield SAFE, LanzaTech will repay in cash any remaining unconverted portion of the Initial Purchase Amount less any Non-Repayable Amount (i.e. the Remaining Amount), plus interest on such Remaining Amount in the high single digits, compounded annually. Brookfield has the option to extend the repayment date to the tenth anniversary of the date of the Brookfield SAFE if certain events do not occur
Following the first of either (a) a transaction with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred stock at a fixed valuation (an “Equity Financing”), or (b) the completion of an initial public offering, a direct listing, or a merger of LanzaTech with a special purpose acquisition company, which includes the Business Combination (such a merger, a “de-SPAC Transaction” and such event described in (b), a “Liquidity Event”), Brookfield may, at any time at its option, convert all or a portion of the Initial Purchase Amount less any amount that has already been converted or repaid into shares of LanzaTech capital stock or, in the case of a de-SPAC Transaction, shares of common stock of the surviving public company in such de-SPAC Transaction (including, in the case of the Business Combination, New LanzaTech Common Stock) at Liquidity Event or Equity Financing’s share price.
For each $50,000 of aggregate equity funding required for qualifying projects acquired by Brookfield in accordance with the Brookfield Framework Agreement (discussed below), the Remaining Amount will be reduced by $5,000 (such cumulative reductions the “Non-Repayable Amount”) and converted into shares of LanzaTech. Upon and after the first Equity Financing or Liquidity Event, the Non-Repayable Amount would convert automatically into shares of LanzaTech capital stock or, in the case of a de-SPAC Transaction, shares of common stock of the surviving public company in such de-SPAC Transaction (including, in the case of the Business Combination, New LanzaTech Common Stock), at the Liquidity Event or Equity Financing's share price. The Remaining Amount may convert into LanzaTech or New LanzaTech capital stock, in the case of a de-SPAC Transaction, at any time at the sole option of Brookfield.
The Brookfield SAFE had not yet converted as a qualifying financing had not yet occurred and no project investments were presented to Brookfield as of December 31, 2022. As of December 31, 2022, the Brookfield SAFE had a fair value of $50,000 and was recorded within non-current liabilities on the consolidated balance sheet.

Brookfield Framework Agreement
On October 2, 2022, LanzaTech entered into a framework agreement with Brookfield (the “Brookfield Framework Agreement”). Under such agreement, LanzaTech agreed to exclusively offer Brookfield the opportunity to acquire or invest in certain projects to construct commercial production facilities employing carbon capture and transformation technology in the U.S., the European Union, the United Kingdom, Canada or Mexico for which LanzaTech is solely or jointly responsible for obtaining or providing equity financing, subject to certain exceptions. LanzaTech agreed to present Brookfield with projects that over the term of the agreement require equity funding of at least $500,000 in the aggregate. With respect to projects acquired by Brookfield, LanzaTech is entitled to a percentage of free cash flow generated by such projects determined in accordance with a hurdle-based return waterfall. Brookfield has no obligation under the Brookfield Framework Agreement to invest in any of the projects. There have been no investments in projects as of December 31, 2022.

Note 7 — Fair Value
The following table presents the Company’s fair value hierarchy for its assets and liabilities measured at fair value as of December 31, 2022 and December 31, 2021 (in thousands):

	Fair Value Measurement as of
	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$523	$—	$—	$523

Liabilities:
Warrants on preferred shares	$—	$—	$2,119	$2,119
Brookfield SAFE liability	—	—	50,000	50,000
AM SAFE warrant	—	—	1,989	1,989
AM SAFE liability	—	—	28,986	28,986
Total liabilities	$—	$—	$83,094	$83,094

	Fair Value Measurement as of
	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$516	$—	$—	$516

Liabilities:
Warrants	—	—	1,145	$1,145
AM SAFE warrant	—	—	1,729	1,729
AM SAFE liability	—	—	28,271	28,271
Total Liabilities	$—	$—	$31,145	$31,145
Warrants
The Company has warrants to purchase preferred shares outstanding as of December 31, 2022 and December 31, 2021 representing 225,223 preferred shares, for each period respectively, which warrants expire at various dates through December 31, 2027. The exercise prices of the warrants range from $14.69 to $19.93 as of each of December 31, 2022 and December 31, 2021.
The warrants are accounted for as liabilities in accordance with ASC 480, and are presented within other accrued liabilities on the consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the consolidated statements of operations and comprehensive loss.
The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model. For the years ended December 31, 2022 and 2021, the Company recognized a change in the fair value of liabilities of approximately $(974) and $(563), respectively, on the consolidated statements of operations and comprehensive loss within other expense, net.
The estimated fair value of the warrants is determined using Level 3 inputs. Inherent in the Black-Scholes Option Pricing Model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s warrants and from historical volatility of select peer companies that match the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table represents the weighted average inputs used in calculating the fair value of the preferred share warrants outstanding as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Stock price	$22.81	$13.77
Weighted average exercise price	17.31	17.32
Term (in years)	1.1	2.8
Expected volatility	73.4%	70.6%
Risk-free interest rate	4.5%	0.8%
Expected dividend yield	—%	—%
SAFE Liabilities and AM SAFE Warrant
The change in fair value between reporting periods for both the SAFE liabilities and SAFE warrant is included in other expense, net in the consolidated statements of operations and comprehensive loss.
The Company’s AM SAFE liability, Brookfield SAFE liability and AM SAFE warrant are mark-to-market liabilities and are classified within Level 3 of the fair value hierarchy as the Company is using a scenario-based approach which allowed the Company to estimate the implied value of the business based on the terms of the SAFE. Significant unobservable inputs included probability and expected term. Probability is based upon the likelihood of the Company closing a transaction with a special purpose acquisition company. The expected term was based on the anticipated time until the SAFE investments would have a conversion event.
Significant inputs for Level 3 AM SAFE liability fair value measurement at December 31, 2022 are as follows:

	Near Term	Long-Term
Key assumptions:
Probability weighting	61%	39%
Time to conversion (in years)	0.1	0.8
Liquidity price	100%	90%
Discount rate	24.7%	24.7%
Significant inputs for Level 3 SAFE warrant fair value measurement at December 31, 2021 are as follows:

	Near Term	Long-Term
Key assumptions:
Probability weighting	61%	39%
Remaining life (in years)	5.0	5.0
Volatility	75%	75%
Interest rate	3.99%	3.99%
Time to conversion (in years)	0.1	0.8
Risk-free interest rate	4.12%	4.75%
Dividend yield	—%	—%

Significant inputs for Level 3 Brookfield SAFE liability fair value measurement at December 31, 2022 are the timing and likelihood of project financings under the Brookfield Framework Agreement. As of its issuance date, the fair value of the Brookfield SAFE is equal to the investment amount of $50,000 based on the orderly nature of the transaction. The value as of December 31, 2022 remains the same due to the proximity of the valuation date to the issuance date (i.e., less than two months) and the absence of events which would indicate a change in expected payoffs to the investor. As of December 31, 2022 the same expectations about sufficient projects meeting the agreed-upon investment criteria pursuant to the Brookfield Framework Agreement are maintained. As such the Brookfield SAFE’s fair value is estimated to be $50,000, as of December 31, 2022.
The following tables represent reconciliations of the fair value measurements of the liabilities associated with our SAFE and warrant obligations using significant unobservable inputs (Level 3) (in thousands):

	Warrants	AM SAFE liability	AM SAFE warrant	Brookfield SAFE
Balance as of January 1, 2022	$1,145	$28,271	$1,729	$—
Issuance of Brookfield SAFE liability	—	—	—	50,000
Loss recognized in consolidated statement of operations and comprehensive loss	974	715	260	$—
Balance as of December 31, 2022	$2,119	$28,986	$1,989	$50,000

	Warrants	AM SAFE liability	AM SAFE warrant	Brookfield SAFE
Balance as of January 1, 2021	$582	$—	$—	$—
Issuance of SAFE liability and warrant	—	28,271	1,729	—
Loss recognized in consolidated statement of operations and comprehensive loss	563	—	—	—
Balance as of December 31, 2021	$1,145	$28,271	$1,729	$—

Note 8 — Other Current Assets
As of December 31, 2022 and 2021 other current assets consisted of the following (in thousands):

	As of
	December 31, 2022	December 31, 2021
Materials and supplies	$4,164	$2,900
Prepaid assets	2,833	1,503
Other	4,160	1,376
	$11,157	$5,779

Note 9 — Property, Plant and Equipment, net
The Company’s property, plant and equipment, net consisted of the following (in thousands):

	As of
	December 31, 2022	December 31, 2021
Land	$64	$64
Leasehold improvements	4,126	4,113
Instruments and equipment	33,093	26,627
Vehicles	85	71
Office Equipment and furniture	1,719	1,590
Other	871	728
Construction in progress	6,780	3,328
	$46,738	$36,521

Less accumulated depreciation and amortization	$27,049	$22,373

Total property, plant and equipment, net	$19,689	$14,148
Depreciation for the years ended December 31, 2022 and December 31, 2021 totaled $4,660 and $3,806, respectively.

Note 10 — Income Taxes
The components of (loss) income before income taxes and gain from equity method investees, net are as follows (in thousands):

	Year Ended December 31,
	2022	2021
United States	$(73,271)	$(39,860)
Foreign	(3,085)	(6,829)
Total	$(76,356)	$(46,689)
The Company does not have any current or deferred taxes in either the United States or our foreign operations.

The following table is a reconciliation of income taxes computed at the statutory federal income tax rate (21.0% federal income tax rate in the United States for 2022 and 2021) to the income tax expense (benefit) reflected in the consolidated statement of operations and comprehensive loss (in thousands, except percentages):

	Year Ended December 31,
	2022		2021

Income tax (benefit) at the statutory federal income tax rate	$(16,035)	21.0%	$(9,805)	21.0%
Foreign tax rate differential	(72)	0.1%	(605)	1.3%
State and local taxes	(6,961)	9.1%	(4,068)	8.7%
Foreign exchange differences	—	—%	(143)	0.3%
Stock-based compensation	288	(0.4)%	501	(1.1)%
Interest income on receivable	—	—%	882	(1.9)%
Equity method investment	(701)	0.9%	(443)	0.9%
Non-deductible legal costs	—	—%	1,291	(2.8)%
Gain from redomiciliation of intellectual property	—	—%	4,890	(10.5)%
Valuation allowance	26,286	(34.4)%	7,958	(17.0)%
PPP loan forgiveness	—	—%	$(644)	1.4%
Deferred True-Up	(2,836)	3.7%	—	—%
Other	31	—%	186	(0.3)%
Total income tax benefit	$—	—%	$—	—%

Deferred Taxes
Significant components of deferred tax assets and liabilities were as follows (in thousands):

	Year Ended December 31,
	2022	2021
Deferred tax assets:
Net operating loss and credit carryforwards	$133,537	$107,979
Stock-based compensation	2,071	—
Operating lease liability	2,473	1,878
Accrued bonus	1,514	981
Accrued expenses	239	1,566
Deferred revenue	126	309
Equity method investment	2,040	1,243
Other	460	925
	$142,460	$114,881

Valuation allowance	(139,562)	(113,276)
Net deferred tax asset	$2,898	$1,605
Deferred tax liabilities:
Operating lease asset	(2,125)	(1,429)
Other	(773)	(176)
Total deferred tax liabilities	$(2,898)	$(1,605)

Net deferred income tax assets and liabilities:	$—	$—
At December 31, 2022 and 2021, the Company had $391,759 and $299,194, respectively, of tax losses and credits carried forward subject to shareholder continuity and acceptance in the countries where the Company has tax losses carried forward. R&D tax credits included within these amounts are $35,147 for both periods, which may be available to offset future income tax liabilities. At December 31, 2022 and 2021, the net operating loss and credit carryforwards are comprised of $318,382 and $239,559 in the United States, $29,691 and $22,203 in state and local, $43,655 and $39,705 in foreign jurisdictions, respectively. At December 31, 2022 and 2021, the Company had net operating loss carryforwards of approximately $146,467 and $136,454, respectively, that expire in various years from 2023 through 2037, plus $210,145 and $127,593, respectively, for which there is no expiration date.
Section 382 of the Internal Revenue Code imposes an annual limitation on the utilization of net operating loss carryforwards based on a statutory rate of return and the value of the corporation at the time of a “change of ownership” as defined by Section 382. The Company had a change in ownership in November 2014. Therefore, the Company’s ability to utilize its net operating loss carryforwards incurred prior to the 2014 ownership change, will be subject in future periods to annual limitations.
In assessing the realizability of deferred tax assets, the Company assesses whether it is more-likely-than-not that a portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. At December 31, 2022 and 2021, a valuation allowance of $139,562 and $113,276, respectively, was recorded against certain deferred tax assets based on this assessment. The Company believes it is more-likely-than-not that the tax benefit of the remaining net deferred tax assets will be realized. The amount of net deferred tax assets considered realizable could be increased or reduced in the future if the Company’s assessment of future taxable income or tax planning strategies changes.

The Company and its foreign subsidiaries have historically been loss generating entities that have resulted in no excess earnings to consider for repatriation and accordingly there are no deferred income taxes recognized as of December 31, 2022 and 2021.
At December 31, 2022 and 2021, the Company had no tax liability or benefit related to uncertain tax positions. No interest or penalties related to uncertain taxes have been recognized on the accompanying consolidated statements of operations. Management does not expect a significant change in uncertain tax positions during the twelve months subsequent to December 31, 2022.
The Company conducts business in multiple jurisdictions within and outside the United States. Consequently, the Company is subject to periodic income tax examinations by domestic and foreign income tax authorities. During December 2021, the Internal Revenue Service completed an income tax examination of the Company’s U.S. federal income tax return for the year ended December 31, 2016, which resulted in no impact to the Company’s consolidated financial statements. The Company has no other ongoing tax examinations with domestic or foreign taxing authorities.
During 2021, the Company migrated its country of domicile from New Zealand to Delaware in the United States. On migration, the Company was deemed to have disposed of all its assets and liabilities to a third-party at market value which resulted in taxable income to the Company for New Zealand income tax purposes. The migration to Delaware is classified as a tax-free reorganization for U.S. federal income tax purposes.

Note 11 — Share-Based Compensation
The Company offers share option plans to employees, directors, and others providing similar employee-related services, which meet the definition of an equity-classified share-based payment.
Stock Options
The Company has five ownership-based participation rights plans for employees, directors, and certain third-party providers. In accordance with the provisions of the plans, as approved by the directors and shareholders, grantees have been granted options to purchase common shares at an exercise price based on the fair value price of the Company’s common shares on the date of grant as approved by the directors. The stock options generally have a service condition of two to five years and vest over time as the service condition is being satisfied. Upon termination of employment, unvested stock options are evaluated for forfeiture or modifications, subject to the terms of the awards and Company's policies.
Stock option awards outstanding as of December 31, 2022 and changes during the period ended December 31, 2022 were as follows:

	Shares under option (thousands)	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value (thousands)
Outstanding at January 1, 2022	3,848	$6.55	6.16	$27,796
Vested and expecting to vest at January 1, 2022	3,848	6.55	6.16	27,796
Exercisable at January 1, 2022	2,479	$6.31	4.85	$18,499
Exercised	(451)	6.98	—	3,520
Cancelled/forfeited	(44)	9.53	—	218
Expired	(1)	6.61	—	4
Outstanding at December 31, 2022	3,353	$6.45	5.80	$58,565
Vested and expecting to vest at December 31, 2022	3,353	6.45	5.80	58,565
Exercisable at December 31, 2022	2,563	$6.27	5.15	$45,204

The Company recorded compensation expense of $2,527 and $2,531 for the years ended December 31, 2022 and December 31, 2021, respectively. Unrecognized compensation costs as of December 31, 2022 was $3,354 and will be recognized over a weighted average of 2.07 years .
Restricted Stock Awards (“RSAs”)
RSAs become eligible to vest upon the satisfaction of a time-based service condition. However, in order to vest, a liquidity event, defined as acquisition, asset transfer, or initial listing, must occur within 10 years from the grant date. Upon a liquidity event, if the participant’s service has not terminated, the entire RSA award vests in full, whether or not previously eligible for vesting. If the participant’s service has terminated and they have satisfied the time-based service condition, the RSAs that are outstanding and eligible for vesting shall immediately vest in full upon liquidity event. The time-based service requirements of the RSAs have a maximum term of three years from the date of grant.
As of December 31, 2022, there were 579,660 outstanding unvested shares for a weighted average fair value of $4.72. There were no changes during the year ended December 31, 2022.
As of December 31, 2022, and December 31, 2021 the Company concluded that the liquidity event performance condition described above for the RSAs was not probable of being satisfied at such time. As a result, the Company did not recognize any compensation expense during the years ended December 31, 2022 and December 31, 2021 for these RSAs.

Note 12 — Related Party Transactions
As of December 31, 2022 and December 31, 2021, the Company had an equity ownership in LanzaJet and SGLT with a combined carrying value of $25,551 and $24,752, respectively. The table below summarizes amounts related to transactions with these related parties (in thousands):

	Year Ended December 31,
	2022	2021
Revenues	$2,970	$3,253

	As of
	December 31, 2022	December 31, 2021
Accounts receivable	$1,821	$1,071
Contract assets	—	60
Purchases and open accounts payable	3,195	2,575
LanzaJet
The accounts payable balance is for work that LanzaJet performed as a subcontractor to the Company. Refer to Note 5, Investments, for more information.
In connection with the formation of LanzaJet, the Company entered into a transition services agreement with LanzaJet. The transition services agreement generally sets out the respective rights, responsibilities and obligations of the Company and LanzaJet with respect to R&D services, access to office and laboratory space, business development and other administrative support services. The transition services agreement may be terminated by mutual consent of the Company and LanzaJet, by LanzaJet at any time, and by the Company upon breach or non-payment by LanzaJet. There are no substantive termination penalties in the event the Company terminates. For the years ended December 31, 2022 and December 31, 2021, the Company recognized revenue from related parties of approximately $185 and $495, respectively, under the transition services agreement.
The Company also provides certain engineering and other services related to a gas-to-jet demonstration plant currently in development by LanzaJet pursuant to the Investment Agreement described in Note 5, Investments. In connection with this agreement, the Company recognized an immaterial amount of revenue for the year ended December 31, 2022, and $428 for the year ended December 31, 2021.
The Company also leases certain land to a subsidiary of LanzaJet. Refer to Note 15, Leases, for more information.
LanzaJet Note Purchase Agreement
On November 9, 2022, the Company and the other LanzaJet shareholders entered into a Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which LanzaJet Freedom Pines Fuels LLC (“FPF”), a wholly owned subsidiary of LanzaJet, will issue, from time to time, notes in an aggregate principal amount of up to $147.0 million (the “Notes”), comprised of approximately $113.5 million aggregate principal amount of 6.00% Senior Secured Notes due December 31, 2043 and $33.5 million aggregate principal amount of 6.00% Subordinated Secured Notes due December 31, 2043. The Company has committed to purchase $5.5 million of Subordinated Secured Notes in a funding scheduled to occur on May 1, 2023. The Senior Secured Notes are secured by a security interest over substantially all assets of FPF, and both the Senior Secured Notes and the Subordinated Secured Notes are secured by a security interest over the intellectual property owned or in-licensed by LanzaJet. LanzaJet also provides a guarantee of any costs and expenses required to complete the initial facility and achieve commercial operation.
Each purchaser of Notes under the Note Purchase Agreement is also entitled to receive a warrant for the right to purchase 575 shares of common stock of LanzaJet for each $10 of Notes purchased by such purchaser for an exercise price of $0.0575 per share, and for up to three years after the loan under the Note Purchase Agreement is fully funded. In the case of the Company, this will be equal to a right to purchase 316,250 shares of common stock of LanzaJet.
The Note Purchase Agreement may be amended with the approval of holders of at least 66 2∕3% of the Notes, except with respect to certain rights that require approval of all holders to amend. Upon an event of default under the Note Purchase Agreement, each purchaser may accelerate its own Notes. Enforcement against the collateral securing the Notes requires the approval of certain holders as specified in the Notes.
SGLT
The Company supplies SGLT with certain water-soluble organic compounds required in the Company's proprietary gas fermentation process, and small-size equipment. As a result, for the years ended December 31, 2022 and December 31, 2021, the Company recognized revenue from related parties of approximately $289 and $282, respectively. The Company also provided engineering services and incurred costs of $645 and $1,223 for the years ended December 31, 2022 and December 31, 2021, respectively.
Additionally, LanzaTech and SGLT entered into a license agreement in 2019, subsequently amended in 2021, to provide SGLT with the right to sublicense the intellectual property that LanzaTech previously licensed to SGLT. In exchange, the Company is entitled to receive licensing consideration, calculated as a percentage of the royalties received by SGLT from the sublicenses. Currently, SGLT sublicenses to certain of its subsidiaries that use LanzaTech's proprietary technology. The royalties received by SGLT are based on sales-and-usage of the sublicensed technology. For the years ended December 31, 2022, and December 31, 2021, the Company did not earn any sublicensing revenue as no royalties were received by SGLT.

Note 13 — Redeemable, Convertible Preferred Stock
The Company has six outstanding series of contingently redeemable convertible preferred stock. The authorized, issued and outstanding shares, issue price, and carrying value as of December 31, 2022 and December 31, 2021, are as follows (in thousands, except share and per share amounts):

	Shares Authorized	Shares Issued and Outstanding	Issue Price	Carrying Amount
Series A	4,666,503	4,666,503	$1.75 - 3.94	$12,230
Series B	1,733,370	1,733,370	10.38	18,000
Series C	4,254,733	4,142,408	14.69	60,850
Series D	10,274,260	10,161,362	19.93	188,402
Series E	5,183,957	5,183,957	22.86	118,076
Series F	3,634,210	3,634,210	22.86	83,073
	29,747,033	29,521,810		$480,631
There were no changes in redeemable convertible preferred stock issued and outstanding during the year ended December 31, 2022. The holders of preferred shares are entitled to receive dividends on an as converted to common shares basis as if all preferred shares had been converted into common shares on the date of such event. Dividends are cumulative and are payable in arrears at the rate of 8% of the original issue price.
In March 2021, a warrant was exercised for a total issuance of 158,058 Series D preferred shares which led to an increase in redeemable convertible preferred stock of $3,150 during the year ended December 31, 2021. In April 2021, the Company closed a Series F round with the issuance of 3,634,210 Series F preferred shares for the net proceeds of $83,073.
Redemption features of preferred shares are not fixed and do not have a determinable price on fixed or determinable dates. As of December 31, 2022, the preferred shares are not currently redeemable, and it is not probable that the preferred shares will become redeemable, since it is uncertain whether or when circumstances exist that would constitute a deemed liquidation event. Accordingly, the Company has not adjusted the carrying value of the preferred shares to their redemption values.

Note 14 — Commitments and Contingencies
Litigation
The Company may be involved in legal proceedings and exposed to potential claims in the normal course of business. As of December 31, 2022 and December 31, 2021, the Company does not have any reasonably possible or probable losses from such claims.

Commitments
In November 2022, the Company entered into a Note Purchase Agreement. Refer to Note 12, Related Party Transactions, for more information.
In November 2022, the Company entered into a lease for real estate to expand its headquarters in Skokie, Illinois, commencing on May 1, 2024. As the lease has not commenced, it is not part of the disclosures in Note 15, Leases. The following table represents the future lease payments for this lease (in thousands):

Year ending December 31,
2023	—
2024	642
2025	1,303
2026	1,342
2027	—
Thereafter	—
Total cash payments	3,287

Note 15 — Leases
The Company leases certain office space and laboratory facilities. The Company’s lease agreements typically do not contain any significant guarantees of asset values at the end of a lease, renewal options or restrictive covenants. Pursuant to ASC 842, Leases, all leases are classified as operating leases. During 2022 and 2021, the discount rate used in the calculation of lease liabilities was 7.50%, which is the estimate of the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term.
Total operating lease costs and variable lease costs for the years ended December 31, 2022 and 2021 were $2,167 and $2,126 and $2,227 and $2,575, respectively. Cash paid for amounts included in the measurement of operating lease liabilities for the years ended December 31, 2022 and 2021 was $2,370 and $2,059, respectively.
As of December 31, 2022, lease payments for operating leases for the Company’s office facility and laboratories are shown below (in thousands):

Year ending December 31,
2023	$1,302
2024	2,602
2025	2,347
2026	2,418
2027	—
Thereafter	—
Total lease payments	$8,669
Less: imputed interest	1,256
Total lease liabilities	$7,413
The following is a summary of weighted average remaining lease term and discount rate for all of the Company’s operating leases:

	Year Ended December 31,
	2022	2021
Weighted average remaining lease term (years)	3.5	2.4
Weighted average discount rate	7.50%	7.50%

Lessor accounting
In May 2020, the Company executed an agreement to lease certain land to a subsidiary of LanzaJet for a period of 10 years with an option to renew this lease for five additional periods of one year with minimum annual rent due. This agreement is accounted for as an operating lease. In February 2022, the lease agreement with LanzaJet was amended to extend the pre-development term of the lease until the earlier of commencement of construction of the alcohol-to-jet fuel facility on the leased land or December 31, 2023, increased the annual base rent amount and increased the term from 10 years to 12 years. Additionally, the subsidiary of LanzaJet was granted an option to renew this lease for thirteen additional periods of one year. In August 2022, the lease agreement was amended further to increase the annual rent due upon commencement of construction of the alcohol-to-jet fuel facility. We recognize lease revenue on a straight-line basis over the life of the lease agreement. The following future minimum lease payments due to us from the lease agreement at December 31, 2021, is as follows (in thousands)

Year ending December 31,
2023	$34
2024	155
2025	155
2026	155
2027	155
Thereafter	1,240
$1,894

Note 16 — Subsequent Events
The Company has evaluated events occurring subsequent to December 31, 2022 through March 28, 2023, the date the consolidated financial statements were available to be issued. The Company has identified:
Closing of the Business Combination
On February 8, 2023 (the “Closing Date”), AMCI, consummated the previously announced Business Combination (refer to Note 1) pursuant to the terms of the Agreement and Plan of Merger (the “Closing”), dated as of March 8, 2022 (as amended on December 7, 2022, the Merger Agreement), by and among the Merger Sub (AMCI, AMCI Merger Sub, Inc., a Delaware corporation) and LanzaTech NZ, Inc. Pursuant to the Merger Agreement, on the Closing Date, (i) AMCI changed its name to “LanzaTech Global, Inc.” (New LanzaTech), and (ii) Merger Sub merged with and into LanzaTech NZ, Inc., with LanzaTech NZ, Inc. as the surviving company in the Business Combination. After giving effect to such Business Combination, LanzaTech NZ, Inc. became a wholly owned subsidiary of New LanzaTech.
The Business Combination will be accounted for as a reverse recapitalization. LanzaTech is deemed the accounting predecessor and New LanzaTech is the successor SEC registrant. Under this method of accounting, AMCI is treated as the acquired company for financial statement reporting purposes. Accordingly, the consolidated balance sheets and results of operations of LanzaTech will become the historical financial statements of New LanzaTech, and AMCI’s assets, liabilities and results of operations will be consolidated with LanzaTech’s beginning on the acquisition date. The net assets of LanzaTech will be recognized at carrying value, with no goodwill or other intangible assets recorded.
The Company is still evaluating all of the accounting impacts of the Closing of the Business Combination, and will account for them in its consolidated financials for the period ended March 31, 2023.
Forward Purchase Agreement
On February 3, 2023, AMCI, LanzaTech NZ, Inc. and ACM ARRT H LLC (the "Seller") entered into an agreement (the "Forward Purchase Agreement") for an over-the-counter equity prepaid forward transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, the Seller can purchase up to 10,000,000 Class A common shares, par value $0.0001 per share, of AMCI before the Closing from holders of AMCI's common shares (other than AMCI), including from holders who have previously elected to redeem their AMCI's common shares (the “Recycled Shares”). As of the Closing Date, the Seller obtained 5,916,514 Recycled Shares on the open market for approximately $10.16 per share (“Redemption Price”), and such purchase price of $60.1 million was funded by the use of proceeds from the Business Combination deposited in a trust account, as a prepayment (“Prepayment Amount”) for the Forward Purchase Agreement redemption at the end of three years (“Maturity Date”). The Seller has the right at the end of three years to return the shares and keep the Prepayment Amount plus the fees described below, or may, at the Seller’s sole discretion, to partially or fully terminate this transaction over the course of the three year term by returning cash in an amount equal to the number of shares terminated from time to time (“Terminated Shares”) multiplied by the Redemption Price, which price may be reduced in the case of certain dilutive events (“Reset Price”).
At the end of the three-year term, New LanzaTech is obligated to pay the Seller an amount equal to the product of (1) 7,500,000 less (b) the number of Terminated Shares multiplied by (2) $2.00 (the “Maturity Consideration”). In addition to the Prepayment Amount and the Maturity Consideration, on the Maturity Date, New LanzaTech shall pay to the Seller an amount equal to the product of (x) 500,000 and (y) the Redemption Price, totaling $5.1 million (the “Share Consideration”).
In addition, the Seller may request, at its sole discretion, warrants of New LanzaTech exercisable for shares in an amount equal to 10,000,000 less the number of Recycled Shares (“Shortfall Warrants”). The Shortfall Warrants warrants have an exercise price equal to the Reset Price. The form of the Shortfall Warrants shall be agreed upon by LanzaTech, AMCI and the Seller within 45 days of the executed Forward Purchase Agreement. The Seller has requested 4,083,486 Shortfall Warrants based on the number of Recycled Shares purchased. In connection with the Forward Purchase Agreement, the Seller assigned its rights, duties and obligations with respect to a portion of the shares purchased under the Forward Purchase Agreement to Vellar Opportunity Fund SPV LLC - Series 10.